UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 13, 2015

Date of Report (Date of earliest event reported)

Primoris Services Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34145	20-4743916
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201

(Address of principal executive offices)

(Zip Code)

(214) 740-5600

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2015, Primoris Services Corporation (the “Company”) filed a Form 8-K and announced that Mr. Brian Pratt would relinquish his role of Chief Executive Officer and President of the Company and that Mr. David L. King would become President and Chief Executive Officer on August 1, 2015. Mr. Pratt would remain as Chairman of the Board and assume the non-employee position of Senior Strategic Advisor. At that time, formal agreements were not yet executed. We are filing this Form 8-K/A (Amendment No. 1) to provide compensation information for Mr. Pratt and Mr. King as approved by the Board of Directors of the Company.

On August 5, 2015, the Board of Directors approved a four year agreement for Mr. Pratt’s services as senior strategic advisor. The agreement provides for an annual fee of $325,000, medical insurance benefits equal to those provided to Company employees, Company-provided automobile insurance coverage similar to that provided prior to the change in his status, up to 100 hours of personal use of any Company owned or leased aircraft per year, and reimbursement of personal use of Company-paid club memberships in Dallas County, Texas and Orange County, California.

Should the agreement with Mr. Pratt be terminated without cause, Mr. Pratt would be entitled to all of the compensation that would have been paid through the entire term of the agreement.

Mr. Pratt will receive non-employee director fees and an additional annual fee of $25,000 as the Chairman of the Board, as established by the Compensation Committee.

On August 5, 2015, the Board of Directors also approved a five year employment agreement and compensation arrangement with Mr. King.

Compensation for Mr. King will consist of an annual base salary of $685,000, a discretionary performance cash bonus opportunity and a measurable performance cash bonus opportunity.  The base salary may be adjusted in accordance with the Compensation Committee’s annual review of executive salaries.

The amount of the annual discretionary bonus will be determined at the sole discretion of the Board of Directors and the Compensation Committee for an amount up to 75% of the Base Salary. In addition, the annual measurable bonus amount of up to 75% of Base Salary shall be determined in accordance with the rules of the 2013 Equity Incentive Plan with the Compensation Committee setting annual performance targets in compliance with that Plan.

Each year, Mr. King may elect to be paid up to 100% of his total discretionary and measurable bonus amount in shares of common stock of the Company (“Elected Shares”) at a 25% discount from the average of the closing prices (“Average Price”) of the Company’s common stock for the one-month period prior to the beginning of the quarter of the election. Should Mr. King elect to take the Elected Shares, then the Elected Shares will be earned and issued as follows: Mr. King will receive the number of shares representing the number of Elected Shares calculated at the Average Price which he must hold for a 6-month period. Subject to his continuing employment with the Company, Mr. King will receive the remaining shares resulting from the 25% discount calculation two years later.

In the event of termination for cause, resignation, mutual agreement or nonrenewal, the Company will have no further obligations under the agreement. In the event of termination without cause, by death, disability or change of control, certain severance benefits will be paid, including a lump sum payment of 100% of base salary, a pro rata portion of a bonus, up to one year of the employee’s share of the premium for Cobra medical benefits, and acceleration of any Elected Shares not yet received.

Mr. King will receive other benefits and perquisites, including a three week vacation, an annual vehicle allowance of $12,000, up to 50 hours of personal use of any Company owned or leased aircraft each calendar year and reimbursement of personal use of club membership dues in Dallas County, Texas and in Smith County, Texas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMORIS SERVICES CORPORATION

Dated: August 11, 2015	By:	/s/ Peter J. Moerbeek
Peter J. Moerbeek
Executive Vice President, Chief Financial Officer